Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Ashford Inc. for the registration of common stock, preferred stock, depository shares, warrants, debt securities, rights and units and to the incorporation by reference therein of our report dated March 24, 2015, with respect to the financial statements of Ashford Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
December 11, 2017